Exhibit 99.01

OGE Energy Corp. reports 3rd quarter results
Company issues 2010 earnings guidance

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex LLC, today reported earnings of $1.40 per diluted share for the three months ended Sept. 30, 2009, compared with earnings of $1.50 per diluted share for the third quarter of 2008.

Earnings-per-share in the quarter were driven by strong results at OG&E, offset by cooler weather in the OG&E service territory, lower commodity prices in the Enogex midstream pipeline business and an increase in the number of shares outstanding.

OG&E posted earnings of $1.26 per share in the third quarter, compared with $1.15 per share last year.  Enogex recorded earnings of $0.18 per share, compared with $0.30 per share in the year-ago quarter.  The holding company, including results from the OGE Energy Resources marketing business, posted a loss of $0.04 per share in the third quarter, compared to earnings of $0.05 per share a year ago.

“We are pleased to report solid results in a difficult economy,” said Pete Delaney, OGE Energy chairman, president and CEO.  “In addition, we continue to make progress in positioning our businesses for growth.  As a result, we are increasing our projected long term earnings growth rate to 5%-7%.”

For the nine months ended Sept. 30, OGE Energy reported net income of $224 million, or $2.31 per diluted share, compared with $210 million, or $2.26 per diluted share, in the first nine months of 2008.

Discussion of Third Quarter 2009

OGE Energy reported consolidated gross margin on revenues of $431 million in the third quarter of 2009, compared with $418 million in the same period a year ago. Operating income was $230 million in the third quarter, compared with $231 million in the same period a year ago.

OG&E reported gross margin on revenues of $342 million in the third quarter of 2009, compared with $302 million in the third quarter of 2008.  The increase was primarily due to retail rate increases in 2009 partially offset by milder weather. Also affecting OG&E’s third quarter results were higher expenses primarily due to increased depreciation expense associated with higher levels of plant in service and higher operation and maintenance expenses, mainly a result of increased payroll and benefits costs.  Net income at OG&E was $123 million in the third quarter, compared with $107 million in the same period a year ago.

Enogex reported gross margin on revenues of $93 million in the third quarter of 2009, compared with $108 million in the comparable quarter last year.  The decrease was due primarily to lower commodity prices, partially offset by continued volume growth. Net income at Enogex was $18 million in the third quarter this year, compared with $28 million in the third quarter of 2008.

2009 Outlook

OGE Energy has reaffirmed its 2009 consolidated earnings guidance at $2.30 - $2.60 per diluted share. The guidance assumes between approximately 96 million and 97 million average diluted shares outstanding and normal weather for the remainder of the year. The Company currently projects 2009 earnings to be towards the middle of the range.

2010 Outlook

OGE Energy consolidated earnings guidance for 2010 is $2.70 - $2.95 per diluted share. The guidance assumes between approximately 98 million and 99 million average diluted shares outstanding and normal weather for the year.

More information regarding the Company’s 2009 and 2010 earnings guidance and third-quarter financial results is contained in the Company's Form 10-Q filed today with the Securities and Exchange Commission.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for both the rest of 2009 and 2010 on Friday, Oct. 30, at 8 a.m. CST. The conference will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 776,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions.  Actual results may vary materially.  Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to access capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2008.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
	(In millions, except per share data)

OPERATING REVENUES
Electric Utility operating revenues	$577.9	$682.5	$1,339.9	$1,589.6
Natural Gas Pipeline operating revenues	267.4	571.8	756.1	1,795.1
Total operating revenues	845.3	1,254.3	2,096.0	3,384.7

COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	223.8	368.9	559.3	892.4
Natural Gas Pipeline cost of goods sold	190.3	467.9	532.2	1,515.3
Total cost of goods sold	414.1	836.8	1,091.5	2,407.7

Gross margin on revenues	431.2	417.5	1,004.5	977.0
Other operation and maintenance	113.0	113.6	335.1	357.8
Depreciation and amortization	66.6	53.4	193.8	156.5
Impairment of assets	0.6	---	2.0	---
Taxes other than income	21.3	19.3	65.5	60.7

OPERATING INCOME	229.7	231.2	408.1	402.0

OTHER INCOME (EXPENSE)
Interest income	0.3	2.3	1.4	4.4
Allowance for equity funds used during construction	5.5	---	10.7	---
Other income	7.0	0.2	20.0	8.6
Other expense	(3.9)	(3.6)	(8.9)	(18.6)
Net other income (expense)	8.9	(1.1)	23.2	(5.6)

INTEREST EXPENSE
Interest on long-term debt	37.3	25.7	100.6	73.4
Allowance for borrowed funds used during construction	(2.9)	(0.8)	(5.9)	(2.4)
Interest on short-term debt and other interest charges	2.3	3.5	6.4	14.0
Interest expense	36.7	28.4	101.1	85.0

INCOME BEFORE TAXES	201.9	201.7	330.2	311.4

INCOME TAX EXPENSE	64.4	60.3	104.2	96.6

NET INCOME	137.5	141.4	226.0	214.8

Less: Net income attributable to noncontrolling interest	0.7	1.9	1.9	5.2

NET INCOME ATTRIBUTABLE TO OGE ENERGY	$136.8	$139.5	$224.1	$209.6

BASIC AVERAGE COMMON SHARES OUTSTANDING	96.7	92.6	96.0	92.2
DILUTED AVERAGE COMMON SHARES OUTSTANDING	97.7	93.0	96.9	92.7

BASIC EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$1.42	$1.51	$2.34	$2.27

DILUTED EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$1.40	$1.50	$2.31	$2.26

OGE Energy Corp.
financial and statistical data
(unaudited)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$253.4	$285.4	$557.3	$617.1
Commercial	144.4	169.0	336.1	385.0
Industrial	52.5	71.9	128.3	178.4
Oilfield	38.4	47.6	100.5	120.3
Public authorities and street light	54.0	66.0	126.8	153.7
Sales for resale	15.3	20.3	40.0	52.1
Provision for rate refund	---	(0.2)	(0.6)	(0.2)
System sales revenues	558.0	660.0	1,288.4	1,506.4
Off-system sales revenues	11.1	13.5	25.6	59.0
Other	8.8	9.0	25.9	24.2
Total operating revenues	$577.9	$682.5	$1,339.9	$1,589.6

Sales of electricity - MWH (a) sales by classification
Residential	2.7	2.8	6.8	7.0
Commercial	1.8	1.8	4.9	4.9
Industrial	1.0	1.1	2.7	3.1
Oilfield	0.8	0.8	2.2	2.2
Public authorities and street light	0.8	0.9	2.2	2.3
Sales for resale	0.4	0.4	1.0	1.1
System sales	7.5	7.8	19.8	20.6
Off-system sales	0.3	0.3	0.8	1.0
Total sales	7.8	8.1	20.6	21.6

Number of customers	775,863	768,857	775,863	768,857

Average cost of energy per KWH (b) - cents
Natural gas	3.468	9.962	3.497	9.362
Coal	1.886	1.181	1.737	1.144
Total fuel	2.575	4.033	2.394	3.648
Total fuel and purchased power	2.803	4.410	2.677	4.038

Degree days
Heating
Actual	17	2	1,946	2,036
Normal	29	29	2,228	2,247
Cooling
Actual	1,189	1,290	1,849	2,023
Normal	1,295	1,295	1,850	1,851

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$210.7	$320.5	$591.7	$911.1
Operating income	$41.9	$55.6	$106.3	$160.8
Net income attributable to Enogex LLC	$18.1	$28.3	$49.5	$81.7
Net cash provided from operating activities	$5.1	$76.1	$74.8	$136.8
Capital expenditures	$36.3	$78.7	$179.7	$206.2

New well connects (includes wells behind CRP's (c)) (d)	65	101	176	289
New well connects (excludes wells behind CRP's) (d)	21	59	86	155

Gathered volumes - Tbtu/d (e)	1.27	1.20	1.25	1.13
Incremental transportation volumes - Tbtu/d	0.66	0.49	0.55	0.43
Total throughput volumes - Tbtu/d	1.93	1.69	1.80	1.56

Natural gas processed - Tbtu/d	0.74	0.67	0.69	0.65

Natural gas liquids sold (keep-whole) - million gallons	21	49	69	154
Natural gas liquids sold (purchase for resale) - million gallons	100	57	254	146
Natural gas liquids sold (percent-of-liquids) - million gallons	8	6	25	16
Total natural gas liquids produced - million gallons	129	112	348	316

Average net sales price per gallon	$0.735	$1.465	$0.677	$1.459

Estimated realized keep-whole spreads (f)	$3.73	$6.94	$3.40	$7.05

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Central receipt points.
(d) As reported to management by third parties.
(e) Trillion British thermal units per day.

(f)   The estimated realized keep-whole spread is an approximation of the spread between the weighted-average sales price of the retained NGL commodities and the purchase price of the replacement natural gas shrink.  The spread is based on the market commodity spread less any gains or losses realized from keep-whole hedging transactions.  The market commodity spread is estimated using the average of the Oil Price Information Service daily average posting at the Conway, Kansas market for NGL and the Inside FERC monthly index posting for Panhandle Eastern Pipe Line Co. Texas, Oklahoma for the forward month contract for natural gas prices.